Counterpart of 85

Exhibit 4(h)

ENTERGY LOUISIANA, LLC

TO

THE BANK OF NEW YORK MELLON

As Trustee under Entergy Louisiana, LLC’s Mortgage and Deed of Trust dated as of November 1, 2015

________________

Fourth Supplemental Indenture

Providing among other things for

Mortgaging Certain Property in Arkansas

Dated as of April 1, 2016

FOURTH SUPPLEMENTAL INDENTURE
THIS FOURTH SUPPLEMENTAL INDENTURE, dated as of April 1, 2016, between ENTERGY LOUISIANA, LLC, a limited liability company of the State of Texas whose post office address is 4809 Jefferson Highway, Jefferson, Louisiana 70121 (hereinafter sometimes called the “Company”), and THE BANK OF NEW YORK MELLON, a New York banking corporation whose principal corporate trust office is located at 101 Barclay Street, New York, New York 10286 (hereinafter sometimes called the “Trustee”), as Trustee under the Mortgage and Deed of Trust, dated as of November 1, 2015 (hereinafter called the “Original Indenture”), this Indenture (hereinafter called this “Fourth Supplemental Indenture”) being supplemental thereto. The Original Indenture and any and all indentures and instruments supplemental thereto are hereinafter sometime collectively called the “Indenture”. Subject to any amendments provided for in this Fourth Supplemental Indenture, the terms defined in the Original Indenture shall, for all purposes of this Fourth Supplemental Indenture, have the meanings specified in the Original Indenture.
WHEREAS, the Original Indenture was authorized, executed and delivered by the Company to provide for the issuance from time to time of its Securities (such term and all other capitalized terms used herein without definition having the meanings assigned to them in the Original Indenture), to be issued in one or more series as contemplated therein, and to provide security for the payment of the principal of and premium, if any, and interest, if any, on the Securities.
WHEREAS, the Original Indenture was recorded with the Secretary of State of Texas under File Number 15-0039013214, in the Parish of Orleans, Louisiana as Mortgage Instrument Number 1205822, and in various other Parishes in the State of Louisiana, which Parishes are the same Parishes in which this Fourth Supplemental Indenture is to be recorded; and
WHEREAS, the Company executed and delivered the following supplemental indentures:

Designation	Dated as of
First Supplemental Indenture	March 1, 2016
Second Supplemental Indenture	March 15, 2016
Third Supplemental Indenture	March 17, 2016

which supplemental indentures have been recorded with the Secretary of State of Texas and in various Parishes in the State of Louisiana; and
WHEREAS, the Company has heretofore issued, in accordance with the provisions of the Indenture, as supplemented, the following series of Securities:

Series	Principal Amount Issued	Principal Amount Outstanding
LPFA 2016A Series due 2028	$85,681,000	$85,681,000
LPFA 2016B Series due 2030	117,852,000	117,852,000
3.25% Series due April 1, 2028	425,000,000	425,000,000
Waterford Series due 2017	51,971,593.98	51,971,593.98

WHEREAS, as contemplated by Section 1301 of the Original Indenture, the Company wishes to provide additional collateral security for the Securities of any series Outstanding under the Indenture by subjecting certain property of the Company located in Union County, Arkansas, to the Lien of the Indenture. The Company has duly authorized the execution and delivery of this Fourth Supplemental Indenture; and

all acts necessary to make this Fourth Supplemental Indenture a valid agreement of the Company have been performed.
GRANTING CLAUSES
NOW, THEREFORE, THIS FOURTH SUPPLEMENTAL INDENTURE WITNESSETH, that, in consideration of the premises and of the purchase of the Securities by the Holders thereof, and in order to secure the payment of the principal of and premium, if any, and interest, if any, on the Securities from time to time Outstanding and the performance of the covenants therein and herein contained, and to declare the terms and conditions on which such Securities are secured, the Company hereby grants, bargains, sells, conveys, assigns, transfers, mortgages, pledges, sets over and confirms to the Trustee, in trust, and grants to the Trustee a security interest in and lien on, the following (subject, however, to the terms and conditions set forth in this Fourth Supplemental Indenture):
First Granting Clause
All right, title and interest of the Company, as of the Execution Date, or thereafter acquired, in and to all of the Company’s tangible electric and gas utility property located in the State of Louisiana (other than Excepted Property), whether real, personal or mixed, together with the Company’s franchises, permits and licenses that are transferable and necessary for the operation of such property and all easements and rights of way with respect to which the ownership interests of the Company have been recorded in the appropriate public records in the State of Louisiana;
Second Granting Clause
All of the Company’s interest, right and title in and to the PB3 Real Property and the Common Facilities Real Property as defined in that certain Special Warranty Deed executed by Union County, Arkansas on March 1, 2016 in favor of the Company and electronically recorded on March 4, 2016 in the real property records of Union County, Arkansas and assigned number 2016R001544 (A copy of said Special Warranty Deed is attached hereto as Exhibit A);
All of the Company’s interest, right and title in and to the PB4 Real Property and the Common Facilities Real Property as defined in that certain Special Warranty Deed executed by Union County, Arkansas on March 1, 2016 in favor of the Company and electronically recorded on March 4, 2016 in the real property records of Union County, Arkansas and assigned number 2016R001545 (A copy of said Special Warranty Deed is attached hereto as Exhibit B);
All of the Company’s right, title, interest, and claim, in, to, and under the Restrictive Covenant/Reversion Clause and the Water Well Real Property as defined in that certain Quitclaim Deed executed on March 3, 2016 by Union Power Partners, L.P. in favor of the Company, Entergy Arkansas, Inc., and Entergy New Orleans, Inc., and their successors and assigns forever, and electronically recorded on March 4, 2016 in the real property records of Union County, Arkansas, and assigned number 2016R001546 (A copy of said Quitclaim Deed is attached hereto as Exhibit C; the real property described in Exhibits A, B and C hereto is hereinafter referred to as the “Union Property”);
All of the Company’s right, title, interest, as of March 1, 2016, or thereafter acquired, in and to all equipment and fixtures located on the Union Property (other than Excepted Property), together with the Company’s franchises, permits and licenses that are transferable and necessary for the operation of such property and all easements and rights of way of the Company relating to such property with respect to which the ownership interests of the Company have been recorded in the appropriate public records in the State of Arkansas;

Third Granting Clause
Any Excepted Property, which may, from time to time after the Execution Date, by delivery or by an instrument supplemental to the Indenture, be subjected to the Lien hereof by the Company, the Trustee being hereby authorized to receive the same at any time as additional security hereunder; it being understood that any such subjection to the Lien hereof of any Excepted Property as additional security may be made subject to such reservations, limitations or conditions respecting the use and disposition of such property or the proceeds thereof as shall be set forth in such instrument;
Excepted Property
Expressly excepting and excluding, however, from the Lien of the Indenture all right, title and interest of the Company in and to the Excepted Property.
TO HAVE AND TO HOLD all such property, real, personal and mixed, unto the Trustee, its successors in trust and their assigns forever;
SUBJECT, HOWEVER, to Permitted Liens; and
SUBJECT, FURTHER, to the condition that, with respect to any property which is now or hereafter becomes subject to the Lien of any Class A Mortgage, the Lien of the Indenture shall at all times be junior, subject and subordinate to the Lien of such Class A Mortgage;
IN TRUST, NEVERTHELESS, for the equal and ratable benefit and security of the Holders from time to time of all Outstanding Securities without any priority of any such Security over any other such Security;
PROVIDED, HOWEVER, that the right, title and interest of the Trustee in and to the Mortgaged Property shall cease, terminate and become void in accordance with, and subject to the conditions set forth in, Article Eight of the Indenture, and if the principal of and premium, if any, and interest, if any, on the Securities shall have been paid to the Holders thereof, or shall have been paid to the Company pursuant to Section 703 of the Indenture or to the appropriate Governmental Authority pursuant to applicable law after the Maturity thereof, then and in that case the Indenture shall terminate, and the Trustee shall execute and deliver to the Company such instruments as the Company shall reasonably require to evidence such termination; otherwise the Indenture, and the estate and rights thereby granted, shall be and remain in full force and effect.
ARTICLE ONE
MISCELLANEOUS PROVISIONS
SECTION 101. This Fourth Supplemental Indenture is a supplement to the Original Indenture. As supplemented by this Fourth Supplemental Indenture, the Indenture is in all respects ratified, approved and confirmed.
SECTION 102. The recitals contained in this Fourth Supplemental Indenture shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness and makes no representations as to the validity or sufficiency of this Fourth Supplemental Indenture.
SECTION 103. Nothing in this Fourth Supplemental Indenture, expressed or implied, is intended, or shall be construed, to confer upon, or give to, any person, firm or corporation, other than the parties hereto and the Holders of the Securities Outstanding under the Indenture, any right, remedy or claim under or by reason of this Fourth Supplemental Indenture or any covenant, condition, stipulation, promise or agreement hereof, and all the covenants, conditions, stipulations, promises and agreements in this Fourth Supplemental Indenture contained by or on behalf of the Company shall be for the sole and exclusive benefit of the parties hereto, and of the Holders of the Securities Outstanding under the Indenture.
This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

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IN WITNESS WHEREOF, ENTERGY LOUISIANA, LLC has caused its company name to be hereunto affixed, and this instrument to be signed and sealed by its President, one of its Vice Presidents, its Treasurer or one of its Assistant Treasurers, and its company seal to be attested by its Secretary or one of its Assistant Secretaries, for and in its behalf, and THE BANK OF NEW YORK MELLON, in token of its acceptance of the trust hereby created, has caused its corporate name to be hereunto affixed, and this instrument to be signed and sealed by one of its Vice Presidents, Senior Associates or Associates and its corporate seal to be attested by one of its Vice Presidents, Senior Associates or Associates, all as of the day and year first above written.

ENTERGY LOUISIANA, LLC By: /s/ Stacey M. Lousteau Name:Stacey M. Lousteau Title:Assistant Treasurer
Attest: By: /s/ Daniel T. Falstad Name: Daniel T. Falstad Title: Secretary
Executed, sealed and delivered by ENTERGY LOUISIANA, LLC in the presence of: /s/ Shannon K. Ryerson Name: Shannon K. Ryerson /s/ Christina M. Edwards Name: Christina M. Edwards

THE BANK OF NEW YORK MELLON As Trustee By: /s/ Laurance J. O’Brien Name: Laurence J. O’Brien Title: Vice President
Attest: By: /s/ Latoya S. Elvin Name: Latoya S. Elvin Title: Vice President
Executed, sealed and delivered by THE BANK OF NEW YORK MELLON in the presence of: /s/ John Bowman Name: John Bowman /s/ Jose Alcantera Name: Jose Alcantera

STATE OF LOUISIANA
                                                    } ss.:
PARISH OF ORLEANS
On this 7th day of April, 2016, before me appeared STACEY M. LOUSTEAU, to me personally known, who, being by me duly sworn, did say that she is Assistant Treasurer of ENTERGY LOUISIANA, LLC, that the seal affixed to the above instrument is the seal of said entity and that said instrument was signed and sealed in behalf of said entity by authority of its Board of Directors, and said STACEY M. LOUSTEAU, acknowledged said instrument to be the free act and deed of said entity, and that she signed, executed and delivered the said instrument for the consideration, uses and purposes therein mentioned and set forth.
On this 7th day of April, 2016, before me personally came STACEY M. LOUSTEAU, to me known, who, being by me duly sworn, did depose and say that she resides at 1013 Pasadena Avenue, Metairie, LA 70001; that she is Assistant Treasurer of ENTERGY LOUISIANA, LLC, one of the entities described in and which executed the above instrument; that she knows the seal of said entity; that the seal affixed to said instrument is such seal, that it was so affixed by order of the Board of Directors of said entity, and that she signed her name thereto by like order.

/s/ Jennifer B. Favalora Notary Public Name: Jennifer B. Favalora Notary ID Number 57639 My commission expires: at my death

STATE OF NEW JERSEY
                                                            } ss.:
COUNTY OF PASSAIC
On this 6th day of April, 2016, before me appeared Laurence J. O’Brien, to me personally known or proved to me on the basis of satisfactory evidence and, who, being by me duly sworn, did say that he/she is a Vice President of THE BANK OF NEW YORK MELLON, that the seal affixed to the above instrument is the corporate seal of said entity and that said instrument was signed and sealed in behalf of said entity by authority of its Board of Directors, and said Vice President acknowledged said instrument to be the free act and deed of said entity, and that he/she signed, executed and delivered the said instrument for the consideration, uses and purposes therein mentioned and set forth.
On this 6th day of April, 2016, before me personally came Latoya S. Elvin, to me known or proved to me on the basis of satisfactory evidence and, who, being by me duly sworn, did depose and say that he/she resides in Bogota, New Jersey; that he/she is a Vice President of THE BANK OF NEW YORK MELLON, one of the entities described in and which executed the above instrument; that he/she knows the seal of said entity; that the seal affixed to said instrument is such seal, that it was so affixed by order of the Board of Directors of said entity, and that he/she signed his/her name thereto by like order.
/s/ Rick J. Fierro
Rick J. Fierro
Notary Public
State of New Jersey
My Commission Expires
Nov 24, 2019

EXHIBIT A
SPECIAL WARRANTY DEED
2016R001544

EXHIBIT B
SPECIAL WARRANTY DEED
2016R001545

EXHIBIT C
QUITCLAIM DEED
2016R001546